EXHIBIT 3.1
                                                            ----------

                  CERTIFICATE OF AMENDMENT OF
                CERTIFICATE OF INCORPORATION OF
                    CADIZ LAND COMPANY, INC.
                     a Delaware Corporation


     CADIZ LAND COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST:    That the Board of Directors of Cadiz Land Company, Inc.
adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing Article One thereof so that, as amended said Article shall be and read as follows:

     "First. The name of the Corporation is Cadiz Inc., hereinafter sometimes referred to as the Corporation."

     SECOND:   That said amendment was duly adopted by the
Corporation's Board of Directors and by each outstanding class of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Cadiz Land Company, Inc. has caused this certificate to be signed by Keith Brackpool, its Chief Executive officer and Stanley E. Speer, its Secretary, this 1st day of September, 1998.


                                   By:    /s/ Keith Brackpool
                                        ------------------------------
                                        Keith Brackpool
                                        Chief Executive Officer


ATTEST:



By:    /s/ Stanley E. Speer
     -------------------------------
     Stanley E. Speer,
     Secretary